Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2019 FIRST QUARTER RESULTS

DANBURY, CT – October 24, 2018 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for its fiscal 2019 first quarter ended September 30, 2018. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Fiscal 2019 first quarter compared to fiscal 2018 first quarter:

●	Consolidated net sales of $187.8 million increased 3.6%

●	GAAP diluted earnings per share of $0.33 compared to $0.27 and adjusted diluted earnings per share of $0.33 compared to $0.28, an increase of 17.9%

●	Wholesale net sales of $118.1 increased 5.8%; Retail net sales of $145.2 increased 2.6%

●	GAAP Operating margin of 6.3% compared to 6.4% and adjusted operating margin of 6.3% compared to 6.8%

●	Paid $5.1 million in dividends

“We are pleased with our results, and most importantly with the company's current position for growth,” said Farooq Kathwari, Ethan Allen's Chairman, President, and CEO. “Our focus on positioning ourselves as a leading interior design company differentiates us in a rapidly changing retail environment. Our approximately 1,500 in-house interior designers provide complimentary design service to clients around the world through our roughly 300 Design Centers, 200 of which are in North America. We have also made significant product improvements, repositioning about 70% of our line in the last three years and strengthened our North American-based manufacturing and logistics divisions as about 75% of our products are made in our own workshops.”

Mr. Kathwari continued, “During the first quarter, we increased our advertising spend by 12.8% as we introduced a new assortment of artisan-inspired furnishings. In September, we mailed a 116-page magazine and supported it with aggressive advertising in digital, print, and other mediums. We will continue our strong marketing initiatives throughout Fiscal 2019.”

FISCAL 2019 FIRST QUARTER FINANCIAL RESULTS:

Consolidated

Net sales were $187.8 million for the three months ended September 30, 2018 compared to $181.3 million for the same period in the prior year, an increase of 3.6%.

Gross profit was $101.5 million for the three months ended September 30, 2018 compared to $100.3 million in the comparable prior year period. Consolidated gross margin for the quarter was 54.0% compared to 55.3%. Our consolidated gross margin decreased due to a reduction in the percentage of retail sales to total sales and increased raw materials costs. Retail sales as a percent of total consolidated sales was 77.3% for the quarter compared to 78.1% in the prior year quarter.

Operating expenses for the three months ended September 30, 2018 were $89.7 million or 47.7% of sales compared to $88.8 million or 49.0% of sales in the comparable prior year period. The 1.0% increase in operating expenses was primarily due to an increase in variable costs on increased sales, and higher advertising costs, which increased 12.8%, partly offset by prior year organizational changes and other exit costs that did not recur this year.

Operating income for the three months ended September 30, 2018 was $11.8 million or 6.3% of sales compared to $11.5 million or 6.4% of sales in the comparable prior year period. Adjusted operating income for the three months ended September 30, 2018 was $11.8 million or 6.3% of sales compared to $12.4 million or 6.8% of sales in the comparable prior year period. The primary causes for the 2.2% increase in operating income were the increased sales, and prior year organizational changes that did not recur, partly offset by increased variable costs due to increased sales, and raw material costs. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $2.9 million for the three months ended September 30, 2018 and $4.0 million in the comparable prior year period. The effective rate this quarter was 24.9% compared to 35.1%. The effective tax rate for the quarter was lower due to the 2017 tax act.

Net income was $8.8 million or $0.33 per diluted share for the three months ended September 30, 2018 and $7.4 million or $0.27 per diluted share in the prior year comparable period. Adjusted net income was $8.8 million or $0.33 per diluted share for the three months ended September 30, 2018 and $7.8 million or $0.28 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended September 30, 2018 were $145.2 million compared to $141.6 million in the prior year comparable period, an increase of 2.6% compared to the prior year. Comparative net sales were $141.0 million compared to $139.9 million in the prior year period. Increased domestic sales were partly offset by decreased sales in Canada.

Total written orders for the retail division for the first quarter of fiscal 2019 were down 0.2% compared to the same prior year period, and comparable Design Center written orders were down 2.1% over the same period. Decreases were driven by decreased orders in Canada.

Operating income was a loss of $1.6 million for the three months ended September 30, 2018, an improvement of $1.2 million from a loss of $2.8 million over the same prior year period, driven by increased sales in the current year period.

Wholesale Segment

Net sales of $118.1 million compared to $111.6 million in the prior year quarter, an increase of 5.8%. The increase in sales is primarily due to increased contract sales, primarily the GSA, partly offset by reductions to international independent retailers.

Operating income of $14.3 million compared to $13.5 million in the prior year quarter. The increase was largely due to the increase in current period income, partly offset by increased raw material costs.

Balance Sheet and Cash Flow

Total debt of $1.5 million decreased $0.2 million from June 30, 2018.

Total cash and cash equivalents of $39.6 million increased $17.2 million from June 30, 2018, paying out $5.1 million in dividends.

Inventories of $165.7 million increased by $2.7 million from June 30, 2018.

Capital expenditures were $2.8 million fiscal year to date at September 30, 2018 compared to $2.7 million for the same prior year period. Expenditures were primarily at retail design centers.

Dividends During the year to date period ended September 30, 2018, we paid $5.1 million of dividends, maintaining our $0.19 quarterly dividend rate with the prior fiscal year.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, October 24 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728596. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2018 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and any related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; potentially negative or unexpected tax consequences of changes to fiscal and tax policies; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruptions to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; additional impairment charges that could reduce our profitability; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; results of operations for any quarter are not necessarily indicative of our results of operations for a full year; possible failure to protect our intellectual property; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2018, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)
Selected Consolidated Financial Data:
	Three Months Ended
	09/30/18	09/30/17
Net sales	$187.8	$181.3
Gross margin	54.0%	55.3%
Operating margin	6.3%	6.4%
Adjusted operating margin *	6.3%	6.8%
Net income	$8.8	$7.4
Adjusted net income *	$8.8	$7.8
Operating cash flow	$24.4	$17.6
Capital expenditures	$2.8	$2.7
Company stock repurchases (trade date)	$0.0	$0.0

EBITDA	$16.8	$16.5
EBITDA as % of net sales	8.9%	9.1%

Adjusted EBITDA *	$16.8	$17.4
Adjusted EBITDA as % of net sales *	8.9%	9.6%

Selected Financial Data by Business Segment:
	Three Months Ended
Retail	09/30/18	09/30/17
Net sales	$145.2	$141.6
Operating margin	-1.1%	-2.0%
Adjusted operating margin *	-1.1%	-2.0%

Wholesale
Net sales	$118.1	$111.6
Operating margin	12.1%	12.1%
Adjusted operating margin *	12.1%	12.8%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)
	Three Months Ended
	09/30/18	09/30/17
Net sales	$187,785	$181,302
Cost of sales	86,335	80,979
Gross profit	101,450	100,323
Selling, general and administrative expenses	89,651	88,774
Operating income	11,799	11,549
Interest and other income	26	56
Interest expense	53	185
Income before income taxes	11,772	11,420
Income tax expense	2,932	4,005
Net income	$8,840	$7,415

Basic earnings per common share:
Net income per basic share	$0.33	$0.27
Basic weighted average shares outstanding	26,539	27,459

Diluted earnings per common share:
Net income per diluted share	$0.33	$0.27
Diluted weighted average shares outstanding	26,940	27,756

Comprehensive income:
Net income	$8,840	$7,415
Other comprehensive income
Currency translation adjustment	1,247	(130)
Other	(26)	(14)
Other comprehensive income (loss) net of tax	1,221	(144)
Comprehensive income	$10,061	$7,271

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)
	September 30,	June 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$39,590	$22,363
Accounts receivable, net	12,772	12,364
Inventories	165,719	163,012
Prepaid expenses & other current assets	18,211	16,686
Total current assets	236,292	214,425

Property, plant and equipment, net	266,650	267,903
Intangible assets, net	45,128	45,128
Other assets	2,884	2,977
Total Assets	$550,954	$530,433
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	552	584
Customer deposits	67,576	61,248
Accounts payable	18,807	18,768
Accrued expenses & other current liabilities	49,190	40,660
Total current liabilities	136,125	121,260

Long-term debt	927	1,096
Other long-term liabilities	23,915	24,207
Total liabilities	160,967	146,563
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	378,078	376,950
Less: Treasury stock	-656,551	-656,551
Retained earnings	672,781	669,013
Accumulated other comprehensive income	-4,924	-6,171
Total Ethan Allen Interiors Inc. shareholders' equity	389,874	383,731
Noncontrolling interests	113	139
Total shareholders' equity	389,987	383,870
Total Liabilities and Shareholders' Equity	$550,954	$530,433

Ethan Allen Interiors Inc.
Design Center Activity
First Quarter Fiscal 2019
Unaudited
		Company
	Independent	Owned	Total
Balance at beginning of period	148	148	296
Additions (includes Relocations) (1)	6	0	6
Closings (includes Relocations) (1)	(1)	(1)	(2)
Transfers	0	0	0
Balance at end of period	153	147	300

United States	43	141	184
International	110	6	116

(1) Relocations in additions & closing	0	0	0

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2018 and 2017
Unaudited
(in thousands, except per share amounts)
	Three Months Ended
	September 30,
	2018	2017
Net Income / Earnings Per Share
Net income	$8,840	$7,415
Adjustments net of related tax effects *	0	580
Normalized income tax effects *	0	-163
Adjusted net income	$8,840	$7,832
Diluted weighted average shares outstanding	26,940	27,756
Earnings per diluted share	$0.33	$0.27
Adjusted earnings per diluted share	$0.33	$0.28

Consolidated Operating Income / Operating Margin
Operating income	$11,799	$11,549
Add: adjustments *	0	847
Adjusted operating income *	$11,799	$12,396

Net sales	$187,785	$181,302
Operating margin	6.3%	6.4%
Adjusted operating margin *	6.3%	6.8%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$14,315	$13,462
Add: adjustments *	0	847
Adjusted wholesale operating income *	$14,315	$14,309
Wholesale net sales	$118,072	$111,587
Wholesale operating margin	12.1%	12.1%
Adjusted wholesale operating margin *	12.1%	12.8%
Retail Operating Income / Operating Margin
Retail operating income	$-1,559	$-2,773
Add: adjustments *	0	0
Adjusted retail operating income *	$-1,559	$-2,773
Retail net sales	$145,214	$141,575
Retail operating margin	-1.1%	-2.0%
Adjusted retail operating margin *	-1.1%	-2.0%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2018 and 2017
Unaudited
(in thousands, except per share amounts)
	Three Months Ended
	September 30,
	2018	2017
EBITDA
Net income	$8,840	$7,415
Add: interest expense, net	-18	26
income tax expense	2,932	4,005
depreciation and amortization	5,000	5,086
EBITDA	$16,754	$16,532
Net sales	$187,785	$181,302
EBITDA as % of net sales	8.9%	9.1%

EBITDA	$16,754	$16,532
Add: adjustments *	0	914
Adjusted EBITDA	$16,754	$17,446
Net sales	$187,785	$181,302
Adjusted EBITDA as % of net sales	8.9%	9.6%

* Adjustments consist of the following:

	Three Months Ended
	September 30,
	2018	2017
Adjustments net of related income tax effects:
Real estate losses	$0	$0
Organizational changes and other exit costs	0	847
Adjustments to operating income	0	847
Early debt extinguishment	0	67
Adjustments to EBITDA	0	914
Related tax effects	0	-334
Adjustments net of related income tax effects	$0	$580

Related tax effects are calculated using a normalized tax rate of 24.5% in the current fiscal year and 36.5% in the prior fiscal year